UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2010
Date of Report (Date of earliest event reported)

Adventure Energy, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-154799	26-2317506	26-2317506
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer ID	(IRS Employer Identification Number)

33 6th Street South, Suite 600 St. Petersburg, FL 33701
(Address of principal executive offices)

(727) 824-2800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 1, 2010 the Board of Directors for Adventure Energy, Inc. a Florida corporation (the “Company”), approved the acquisition of Wilon Resources, Inc., a Tennessee corporation listed on the pink sheets of the OTC. The newly acquired Wilon will become a wholly owned subsidiary of the Company.

Under the terms of the proposed transaction, each shareholder of Wilon will receive one share of common stock of the Company, plus one warrant to purchase an additional share of common stock for each share of Wilon currently held by its shareholders. The warrants are exercisable for five years at a price of $0.25. The Company has agreed to file a registration statement within 60 days post closing to register the shares issued in this transaction.

Wilon currently maintains 12,000 acres of mineral rights leases in Wayne County, West Virginia, 115 natural gas wells under bond of which 65 were in production prior to Wilon's shut-in during 2005, and 5 oil wells. The combined entities will have approximately 17,000 acres of mineral rights leases in the states of Kentucky and West Virginia, 115 natural gas wells, and 30 oil wells.

Effective with the transaction, the Company will complete a name change to US Natural Gas Corp.  Wilon will simultaneously complete a name change to US Natural Gas Corp WV. A shareholder meeting has been set for March 19, 2010 at the corporate headquarters of Adventure Energy, Inc. to vote on the proposed acquisition. Shareholders of record at the close of February 25, 2010, for both companies, will receive ballots in the coming days.

Attached below is a press release regarding the approval of the merger and a Notice Of Special Meeting of the Shareholders of Adventure Energy, Inc.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

99.1(a)	Press Release Regarding Merger Agreement between Adventure Energy, Inc. and Wilon Resources, Inc.

99.1(b)	Notice of Special Meeting of Shareholders

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adventure Energy, Inc.

Date: March 4, 2010	By:	/s/ Wayne Anderson
Wayne Anderson
President